Exhibit 99.1

IA GLOBAL ANNOUNCES REFOCUSING OF QUIKCAT BUSINESS
DIVESTS INTERNET ACCELERATION BUSINESS OUTSIDE OF NORTH AMERICA

BURLINGAME, CA  September 15, 2004/PRNewswire-FirstCall/ --

IA Global Inc. (Amex: IAO) announced the refocusing of its holdings related to QuikCAT Technologies and QuikCAT Australia, following the successful purchase of the QuikCAT Technologies, Inc. assets out of Chapter 11on June 10, 2004.

The company's focus will be on the development of its multi-media compression technologies for use in video, picture and audio products and it will pursue licensing contracts with third party vendors. The company has decided to divest the Internet accelerator business ("iNet") outside of North America to its joint venture partner QuikCAT Australia Pty Ltd. ("QuikCAT Australia").

As part of this transaction, the company is assigning its intellectual property rights in the iNet business outside of North America and its 47.5% interest in QuikCAT Australia, for notes totaling $150,000 that are due from December 2004 thru June 2005. The notes are secured by the assets of QuikCAT Australia until they raise $100,000 in capital. Notes issued by the company in 2003 and 2004 totaling approximately $102,000 and shares acquired for $50,000 were cancelled as part of this transaction.

The company's CEO, Alan Margerison, said, "we are pleased to announce the divestiture of the iNet product line to our joint venture partner. The iNet business was not core to our operations. This transaction will allow the company to focus on the development of its multi-media compression technologies for use in video, picture and audio products."

The company will grant QuikCAT Australia an exclusive option to acquire the North America iNet business for $213,000 in cash. This option expires February 28, 2005. The QuikCAT Technologies, Inc. acquisition closed on June 10, 2004 and the total purchase price was $700,000 in cash, plus the assumption of certain contracts, agreements and liabilities.

The transaction with QuikCAT Australia is subject to review by Australian regulatory authorities and is expected to close in October 2004. There is no guarantee that this approval will be received, that QuikCAT Australia will be successful in raising its capital to acquire the product line or the company will be successful in closing licensing agreements.

ABOUT IA GLOBAL INC.

IA Global, Inc. is a public holding company focused on acquiring Japanese and US companies that operate in the entertainment, media and technology areas. We hold a 60.5% equity interest in Rex Tokyo Ltd., a supplier and maintenance contractor of parts to the Pachinko and slot machine gaming industry in Japan. Through our 67% equity interest in Fan Club Entertainment Ltd., we provide advertising, publishing and data management services to the official Fan Club in Japan for Marvel Entertainment Inc. and Marvel Characters Inc. We hold a 90.5% equity interest in QuikCAT, a leading multi-media compression technology company, which has developed several patent video, picture and audio compression algorithms (codecs).

For further information, contact:
Mark Scott, CFO
IA Global Inc.
533 Airport Blvd. Suite 400
Burlingame CA  94010
650-685-2402 (t)
650-685-2404 (f)
scott@iaglobalinc.com
www.iaglobalinc.com

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